EXHIBIT 99.1

STRATA Skin Sciences, Inc. Announces a Strategic Alliance With Ellipse USA, LLC

-	Leverages STRATA's Current Sales, Service and Support Organizations and Strong Relationships with the Dermatology Community
-	Ellipse Offers a Broad Range of Dermatological Lasers with over 6,000 Placements Worldwide

Horsham, PA, March 14, 2017 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN) ("STRATA") a medical technology company dedicated to developing and commercializing innovative products for the treatment and diagnosis of serious dermatologic disorders, today announced an agreement to license the exclusive US distribution rights for the Ellipse family of products from Ellipse USA.

This uniquely designed class of laser with patented Dual Mode Filtration is manufactured in Denmark by Ellipse Global A/S under the brand name Nordlys.  Nordlys utilizes the latest advancements in cosmetic and medical technology and offers a superior patient, provider and practice experience. There is no requirement for medications or needles, and little to no downtime.

The Ellipse systems have 24 indications cleared to date by the FDA and have the ability to use a multitude of light based technologies all in one compact platform –SWT (Selective Waveband Technology: the latest evolution and advancements of Intense Pulsed Light), Nd:YAG and the FRAX 1550 non-ablative fractionated technology. Ellipse users include leading dermatologists, plastic surgeons and cosmetic physicians with over 6,000 placements worldwide.

Under the terms of the agreement, STRATA will be the exclusive distributor of Ellipse lasers for three years, with an automatic extension out to a five-year term as long as minimum sales targets are achieved.  STRATA will pay an annual license fee as well as a commission for each system sold.  As part of the transaction, the majority of sales and marketing professionals from Ellipse USA will be joining STRATA's team.

Frank McCaney, President and Chief Executive Officer of STRATA, commented, "We are excited to enter into this agreement with Ellipse USA, LLC, with STRATA becoming the exclusive U.S. distributor of the differentiated best-in-class Ellipse line of lasers.  The agreement is consistent with our core strategy to become The Dermatological and Aesthetic Practice Partner of Choice, by leveraging our existing infrastructure, including our substantial group of 23 sales representatives, a strong field service group, reimbursement capabilities and call center."

"We will continue to look for complementary dermatologic and aesthetic products via thoughtful business development in order to build STRATA's revenue base and add more products to better serve our existing call points," added Mr. McCaney.

Jon Urbana, Founder of Ellipse USA, LLC. stated, "With global success and a loyal physician following, our Ellipse family is excited to continue the journey of providing the world's most proven and progressive physicians with best-in-class technology. STRATA is the ideal partner as we continue to build our distribution network within the aesthetic marketplace here in the U.S.  We look forward to increasing market penetration of our proprietary lasers in the U.S. by taking advantage of STRATA's infrastructure and strong relationships in the dermatology community."

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and diagnostic dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

About Ellipse and Ellipse USA
Ellipse is a privately held company, with headquarters in Copenhagen, Denmark, that develops, manufactures and markets high-quality laser and SWT based systems. Since 1997, Ellipse has been on the forefront of non-invasive rejuvenation technology; driven by a single obsession: to provide the most efficacious and versatile skin solutions. Offering unsurpassed clinical and technical support as well as clinically proven, safe and effective solutions, Ellipse currently markets its products to more than 50 countries worldwide. Ellipse USA is the USA Distributor for Ellipse products. For more information, refer to www.ellipse.com.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the Company's ability to execute on on-going or new R&D or treatment protocol programs, the Company's ability expand its product offerings, the public's reaction the Company's new advertisements and marketing campaign,  the Company's ability to build a leading franchise in medical dermatology, and the Company's ability to leverage its sales and field service forces, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due too financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer
STRATA Skin Sciences, Inc.
callgeier@strataskin.com
215-619-3267

Bob Yedid, Managing Director
LifeSci Advisors, LLC
bob@LifeSciAdvisors.com
646-597-6989